UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
July 3, 2012

TIAA REAL ESTATE ACCOUNT
(Exact Name of Registrant as Specified in its Charter)

New York	Not Applicable

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

33-92990, 333-180173

(Commission File Number)

c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206

(Address of principal executive offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 490-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

          As previously disclosed, the independent fiduciary for the TIAA Real Estate Account (the “Registrant” or the “Account”) has indicated to management that it intends to initiate systematic redemptions of the liquidity units held by the TIAA General Account from time to time, so long as certain conditions were satisfied.

          In accordance with this intent, the independent fiduciary caused a redemption of approximately one-quarter of the liquidity units held by Teachers Insurance and Annuity Association of America (“TIAA”) over the 21 business days in June 2012. An aggregate of $306.1 million in value of liquidity units held by TIAA were redeemed during the month and as of June 29, 2012, TIAA’s remaining liquidity units had a value of approximately $927.3 million. Liquidity units owned by TIAA are valued in the same manner as accumulation units owned by the Account’s participants. As of June 29, 2012 (after giving effect to such redemptions), the Account held approximately 18.64% of its net assets in liquid non-real estate related investments (along with its cash and cash equivalents). As of March 31, 2012, the Account held 21.0% of its net assets in liquid non-real estate related investments (along with its cash and cash equivalents).

          The independent fiduciary continues to intend to cause redemptions on a daily basis throughout the third month of each calendar quarter over the next three quarters, so long as (i) the Account holds and is projected to hold at least 17% of its net assets in cash, cash equivalents and publicly traded, liquid non-real estate related securities, after taking into account certain projected sources and uses of cash flow into the Account, and (ii) recent historical net participant flows have been positive over the 20 business days prior to such redemption. If these conditions (along with other conditions and factors which the independent fiduciary may apply) are met consistently following the date hereof, TIAA would be fully redeemed by the end of March 2013. In addition, at any time the Account holds cash, cash equivalents and publicly traded, liquid non-real estate related securities in excess of 25% of its net assets, the independent fiduciary intends to cause a redemption of liquidity units on a daily basis over a one month period in an amount equal to the Account’s average net participant flows during the preceding month.

          The independent fiduciary may authorize or direct the redemption of all or a portion of liquidity units at any time and TIAA will request the approval of the independent fiduciary before any liquidity units are redeemed. There is no guarantee that the independent fiduciary will cause redemptions in the last month of subsequent quarters or at all and even if redemptions do commence, management cannot assure the time period over which such redemptions would continue. Further, neither management nor the independent fiduciary can predict when TIAA’s liquidity units may be redeemed in full.

          The Account’s periodic reports filed with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K, will include additional details concerning liquidity unit redemption activity from time to time.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIAA REAL ESTATE ACCOUNT

	By:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

DATE: July 3, 2012	By:	/s/ Stewart P. Greene

Stewart P. Greene
Managing Director and General Counsel,
Investment Advisers